Ex. 99.1

U.S. Rare Earths, Inc. Provides Financing Update

Company raises an aggregate $3.1 million since December 2013

PLANO, Texas and NEW YORK, New York, Oct. 3, 2014 - U.S. Rare Earths, Inc., (OTCQB: UREE), a U.S. domestic rare earths exploration company with mining claims in Idaho, Montana, and Colorado, announced today that it has raised an aggregate $3.1 million since December 2013.

The Company sold an aggregate 837,000 shares of common stock at an effective price of $2.50 per share through June 30, 2014.

In addition, the Company sold an aggregate 420,000 shares of common stock at an effective price of $2.50 per share through September 30, 2014 that included warrants that are exercisable for 489,200 shares of common stock at an exercise price of $1.50 per share until December 31, 2015.

Proceeds have been used for ongoing exploration, sampling, drilling and preliminary design and engineering work relating to pending exploratory mine operations, as well as metallurgical and mineralogical studies, a study of developing a processing mill design, share repurchases and general working capital.

The funds have allowed the Company to continue its broader exploration, and to also expand the development of its requisite infrastructure.

In addition, the Company intends to extend the ongoing development of the company's premier properties in both Idaho and Montana, including its Phase 2 exploration program, at both the Last Chance adits and its other Lemhi Pass properties. Work will include the removal of the material believed to be contained within the company’s stockpile at the Last Chance vein which it announced previously.

“We are very pleased with our successful fundraising over the past year,” said Kevin Cassidy, U.S. Rare Earths CEO.  “Our primary focus continues to remain the creation of an independent American- based  rare earths solution, resulting in the creation of a domestic supply chain of critical rare earth elements, sourced and mined right here in the USA. Our goal is to create American jobs, sustainability, and the development of the intellectual property and capacity domestically in the U.S.”

The Company said that its properties in the Lemhi Pass region have been recognized in the U.S. Department of Energy's Critical Materials Strategy publications to have significant showings of heavy rare earth elements, in particular  the five rare earths identified by DOE as being  at "critical risk:" Dysprosium, Europium, Neodymium, Terbium and Yttrium.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About U.S. Rare Earths, Inc.

U.S. Rare Earths, Inc. is a U.S. based domestic mineral exploration, mining and claims acquisition company based in Plano, TX. The Company holds approximately 22,000 acres of mining claims for rare-earth elements in Colorado, and in the Lemhi Pass Region of Idaho and Montana. The Company is in the exploration stage and does not have any reportable reserves.

Rare earth elements are critical to many existing and emerging 21st century applications including clean-energy technologies such as wind turbines, hybrid cars and electric vehicles; high-technology applications including cell phones and digital music players; hard disk drives used in computers; microphones; fiber optics; lasers; and in addition, critical defense applications such as global positioning systems, radar and sonar; and advanced water treatment applications, including those for industrial, military, homeland security, domestic and foreign aid use.

For more information visit:  www.usrareearths.com

Safe Harbor Statement:

Some statements contained in this news release are forward-looking statements, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, rare-earth industry risks, estimates of mineralized materials, litigation risks, plans to raise capital, and board, management and governance risks. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's SEC filings. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.